EXHIBIT 21

                           Subsidiaries of Registrant
                         Item 601 (21) of Regulation S-B

In the past, the Company operated one subsidiary, Temps Unlimited, Inc., a Washington corporation organized on October 31, 2000. The subsidiary was liquidated in 2003 and the Company no longer has any subsidiaries.



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